EXHIBIT 1

NEXEN 401(K) SAVINGS AND PENSION PLAN

EXHIBIT 1
to
Annual Report on Form 11-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 11-K into the Company’s previously filed Registration Statement File No. 33-28346, 33-79666 and 333-118019.  It should be noted that we have not audited any financial statements of the Nexen 401(k) Savings and Pension Plan subsequent to December 31, 2011, or performed any audit procedure subsequent to the date of our report.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
June 13, 2012

AN INDEPENDENT MEMBER OF BAKER TILLY INTERNATIONAL	WEAVER AND TIDWELL LLP CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS WWW.WEAVERLLP.COM	DALLAS 12221 MERIT DRIVE, SUITE 1400, DALLAS, TX 75251 P: (972) 490 1970 F: (972) 702 8321